Exhibit 10.1

PRIVATE AND CONFIDENTIAL


 To: Telewest Communications Networks Limited
     160 Great Portland Street
     London W1N 5TB

Attn: David Buckingham
                                                            2 November 2004





Ladies and Gentlemen,

TELEWEST COMMUNICATIONS NETWORKS LIMITED - COMMITMENT LETTER

Each of Barclays Capital, the investment banking division of Barclays Bank PLC (together with Barclays Bank PLC referred to as "BARCLAYS CAPITAL"), BNP Paribas, Citigroup Global Markets Limited, Credit Suisse First Boston, Deutsche Bank AG London and Royal Bank of Scotland (each as "MANDATED LEAD ARRANGER" and, collectively, the "MANDATED LEAD ARRANGERS") hereby confirm their commitment to arrange, on your behalf, certain bank financing (the "FINANCING") described herein, with an international syndicate of lenders.

Each of Barclays Bank PLC, BNP Paribas, Citibank, N.A., Credit Suisse First Boston, Deutsche Bank AG London and Royal Bank of Scotland1 (each an "UNDERWRITER" and, collectively, the "UNDERWRITERS"), hereby further confirm their commitment to underwrite (or procure that their customary funding affiliate underwrites) the Financing on the terms and conditions of this Commitment Letter and the detailed terms and conditions as set out in the Summary of Principal Terms and Conditions attached hereto (the "SUMMARY TERMS AND CONDITIONS").

Capitalised terms, unless otherwise defined, shall bear the same meanings as those ascribed to them in the Summary Terms and Conditions.

1.   FINANCING

     Subject to the terms of this letter (incorporating the Summary Terms and Conditions, the "COMMITMENT LETTER") and a fees letter to be entered into between yourselves and ourselves in connection with the Financing (the "FEES LETTER" and, together with the Commitment Letter, the "COMMITMENT DOCUMENTS"), we are pleased to confirm the terms on which you have exclusively mandated us:

------------------------

1 Legal lending entities to be determined upon confirmation of identity of Borrowers

     (a) to lead arrange, and on which the Mandated Lead Arrangers are willing to lead arrange, the Financing; and

     (b) to underwrite, and on which the Underwriters are willing to underwrite, one hundred per cent. (100%) of the Financing in the following proportions:

                                                SENIOR          SECOND LIEN
                                               FACILITIES        FACILITY
 Barclays Capital                               16.667%             20%
 BNP Paribas                                    16.667%             10%
 Citibank, N.A.                                 16.667%             20%
 Credit Suisse First Boston                     16.667%             20%
 Deutsche Bank AG London                        16.667%             20%
 Royal Bank of Scotland                         16.667%             10%
                                              -----------------------------
                                                  100%             100%
                                              -----------------------------


     The net proceeds of the Financing will be available for the purposes of (i) refinancing all of the Existing Senior Credit Facilities Agreement and (ii) the on-going working capital needs and general corporate purposes of Telewest Communications Networks Limited ("TCN") and its subsidiaries and associated partnerships (together with TCN, the "TCN GROUP").

     The Financing will comprise:

     (i)   pound 1,450 million of senior secured term loan facilities;

     (ii)  pound 100 million of senior secured revolving credit facilities;
           and

     (iii) pound 250 million of second lien financing,

     together referred to as the "FACILITIES", details of which are set out in the attached Summary Terms and Conditions.

     The commitment of each Mandated Lead Arranger and each Underwriter is several and the failure by one Mandated Lead Arranger or Underwriter to perform its obligations hereunder shall not prejudice the rights or obligations of the other Mandated Lead Arrangers or, as the case may be, any other Underwriters. Each Mandated Lead Arranger and Underwriter may enforce its rights separately and you may enforce your rights against each Mandated Lead Arranger and Underwriter separately. No Mandated Lead Arranger or Underwriter shall be responsible for the obligations of any other Mandated Lead Arranger, or as the case may be, Underwriter.

2.   CONDITIONS OF COMMITMENT

     The  Mandated   Lead   Arrangers'   commitment   to  arrange  and  the
     Underwriters' commitment to underwrite the Financing is subject to the following conditions:

     (a) the negotiation of customary finance documentation (including, without limitation, loan and intercreditor agreements and guarantee, security and associated documentation for the Financing, including legal opinions (together, the "FINANCING DOCUMENTATION")) on terms satisfactory to the Mandated Lead Arrangers and the Underwriters (acting reasonably) and their execution and delivery by the parties thereto. The Financing Documentation will be drafted by counsel to the Mandated Lead Arrangers and, unless otherwise agreed by TCN, will incorporate, without limitation, the terms and conditions set out in the Commitment Documents;

     (b) receipt by us of a copy of the Fees Letter dated as at the date hereof and counter-signed by you;

     (c) Barclays Capital, BNP Paribas, Citigroup Global Markets Limited, Credit Suisse First Boston, Deutsche Bank AG London and Royal Bank of Scotland being appointed as joint bookrunners for the Facilities;

     (d) confirmation that the consolidated financial statements of the TCN Group for the fiscal quarter ended September 2004 are not materially inconsistent with the budget ("6:6 Plan") for that quarter most recently provided to us prior to the date hereof (it being understood that neither adjustments relating to fresh start accounting nor reasonable stock option costs shall be taken into account for the purposes of determining compliance with this paragraph (d)); and

     (e) compliance by you and your subsidiaries with the terms of the Commitment Documents in all material respects.

3.   ASSIGNMENTS AND AMENDMENTS

     You may not assign or transfer any of your rights, or (except as provided in paragraph 13) be relieved of any of your obligations, under the Commitment Documents, without the prior written consent of the Mandated Lead Arrangers (and any purported assignment or transfer without such consent shall be void).

     Subject to the terms of the Commitment Documents, the Mandated Lead Arrangers and the Underwriters may assign or transfer all or any of our respective rights and obligations under the Commitment Documents to any of our respective affiliates that customarily acts as the funding affiliate of such Mandated Lead Arranger or Underwriter; provided that any such assignment or transfer shall not be permitted without the prior consent of TCN if as a result of such assignment or transfer any member of the TCN Group would incur any additional obligation or liability by way of withholding tax.

     This Commitment Letter may not be amended or modified and no provision may be waived except by an instrument in writing signed by TCN, the Mandated Lead Arrangers and the Underwriters.

4.   SYNDICATION TIMETABLE

     The parties to this Commitment Letter have agreed to use all reasonable endeavours to comply with the following timetable:

     (a) launch of syndication to existing lenders by no later than the week commencing 1 November 2004; and

     (b) launch of syndication to new lenders by no later than the week commencing 8 November 2004.

5.   INDEMNIFICATION

     TCN hereby agrees to indemnify and hold harmless each of those parties listed in Annex A to this Commitment Letter on the terms and subject to the conditions set out therein.

6.   Confidentiality and Conflicts

     (a) You will not, without the prior written consent of the Mandated Lead Arrangers and Underwriters, disclose the contents of the Commitment Documents or their existence to any person except, following your acceptance of this Commitment Letter in accordance with its terms:

          (i) to the extent required by any court or other regulatory body, by law or to comply with the rules of any regulatory body or applicable securities exchange to which you or we are subject; or

          (ii) to your employees and your legal or financial advisers who are made aware of, and either agree to be bound by, the obligations under this paragraph prior to such information being disclosed to them or are in any event subject to confidentiality obligations as a matter of law or professional practice.

     (b) None of the Mandated Lead Arrangers or the Underwriters will, without the prior written consent of TCN (save where already disclosed pursuant to paragraph (a) above), disclose the contents of the Commitment Documents or their existence or any information relating to the Financing or Telewest Global, Inc., Telewest UK Limited, TCN or any of their respective subsidiaries or associated partnerships or joint venture or minority interests (collectively, the "GROUP") which it receives from you or any other Mandated Lead Arranger or Underwriter or any of their affiliates to any person except:

          (i) as required by law or to comply with the rules of or any request by any regulatory body or applicable securities exchange to which you or we are subject or with which we are obliged to comply, in which case we shall provide you with reasonable prior notice to the extent possible; or

          (ii) to any potential transferee, assignee or other participant in the commitments hereunder, our employees and our legal or financial advisers who are made aware of, and either agree to be bound by, the obligations under this paragraph prior to such information being disclosed to them or are in any event subject to confidentiality obligations as a matter of law or professional practice.

     (c) You acknowledge that the Mandated Lead Arrangers, the Underwriters or any of their respective affiliates may be providing debt financing, equity capital or other services (including corporate or financial advisory services) to persons with whom you may have conflicting interests in connection with the Financing or otherwise. The appointments of the Mandated Lead Arrangers and the commitments of the Underwriters under this Commitment Letter do not prevent the Mandated Lead Arrangers or the Underwriters from providing such services to its other clients or customers. Without prejudice to the generality of paragraph 6(b), the Mandated Lead Arrangers and the Underwriters will keep confidential any information relating to the Financing or the Group which it receives from you or your advisers from any of its other clients or customers. You acknowledge that the Mandated Lead Arrangers and the Underwriters have no obligation to you, to use in connection with the Financing, or to furnish to you or any of your affiliates or advisers, information obtained from other clients or customers.

7.   EXCLUSIVITY

     In consideration of the Mandated Lead Arrangers and the Underwriters entering into this Commitment Letter you agree that during the period from the date of your counter-signature of this Commitment Letter to the date which is the earlier of the Closing Date and 31 January 2005:

     (a) you will negotiate with us in good faith and on an exclusive basis to finalise and to enter into the Financing Documentation on terms consistent with those set out in this Commitment Letter;

     (b) you will not agree or negotiate with any other bank or financial institution any refinancing of the Existing Senior Credit Facilities Agreement by such bank or financial institution by debt raised in the domestic or international debt markets, and you will not approach, mandate or appoint, or solicit or respond to any offer from any other bank or financial institution to arrange or underwrite any such financing; and

     (c) you will not seek to replace the Mandated Lead Arrangers or the Underwriters as the lead arrangers and underwriters of the Financing (save as contemplated by paragraph 13).

8.   DELEGATION

     Subject to the provisions of paragraph 3, each of the Mandated Lead Arrangers and the Underwriters may employ the services of any of its affiliates in providing the services contemplated by this Commitment Letter and each of the Mandated Lead Arrangers and Underwriters reserves the right to allocate, in whole or in part, to such affiliates the fees payable under the Commitment Documents in such manner as they and such affiliates may agree in their sole discretion. You acknowledge that the Mandated Lead Arrangers, the Underwriters and such affiliates may share with each other any information relating to the Group, the Financing or any of the matters contemplated by the Committment Documents. Any such affiliate may rely on this Commitment Letter.

 9.  ANNOUNCEMENT

     You, the Mandated Lead Arrangers and the Underwriters each agree that none of us nor any of our respective affiliates shall make any announcement relating to the Financing without the prior consent of the other persons save to the extent that such announcement is required by law or to comply with the rules of any regulatory body or applicable securities exchange to which you or we are subject. The use of the names of the Mandated Lead Arrangers and Underwriters on any announcement or communication relating to the Financing must appear in
     alphanumerical   order.

10.  GOVERNING  LAW  AND  JURISDICTION

     This  Commitment   Letter  shall  be  governed  by  and  construed  in
     accordance  with English  law.

     For the benefit of the Mandated Lead Arrangers and the Underwriters, you agree that the courts of England have jurisdiction to settle any disputes in connection with the Commitment Documents and accordingly submit to the exclusive jurisdiction of the English courts and waive any defence of inconvenient forum which may be available.

11.  THIRD PARTY RELIANCE

     Save as expressly provided otherwise in this Commitment Letter, a person who is not a party to this Commitment Letter may not rely on it and the terms of the Contracts (Rights of Third Parties) Act 1999 are excluded. The parties to this Commitment Letter may amend this Commitment Letter in writing without the consent of any third party.

12.  SURVIVAL

     The provisions of paragraphs 5, 6, 9, 10 11 and 12 of this Commitment Letter shall survive the termination of the obligations of any of the parties under this Commitment Letter or its expiry.

13.  COMMITMENT AND TERMINATION

     (a) The commitments of the Mandated Lead Arrangers and Underwriters under this Commitment Letter will commence upon your signature and return of the Commitment Documents.

     (b) Following your acceptance of this Commitment Letter as provided in subparagraph (a) above, any of the Mandated Lead Arrangers and the Underwriters may terminate its obligations under this Commitment Letter (by written notice to each of the other parties to this Commitment Letter) only in the following circumstances:

          (i) on or after the close of business in London on 31 January 2005, unless the first drawdown under the Facilities has occurred on or before that date; or

          (ii) if you breach any term of the Commitment Documents in any material respect and that breach, if capable of remedy, is not remedied within 10 business days of the date notice is given to you of such breach; or

          (iii)any factual information relating to the Group received by any of the Mandated Lead Arrangers or the Underwriters (or any of their advisers) from you (or any of your advisers) or any representation made by you to any of the Mandated Lead Arrangers or the Underwriters (or any of their advisers) prior to the signing date of the Financing Documentation is inaccurate or misleading in any respect which would be reasonably likely to materially prejudice the achievement of a Successful Syndication (as defined in the Fees Letter) of the Facilities; or

          (iv) if you fail to disclose any facts or information to the Mandated Lead Arrangers or the Underwriters, which are within your knowledge and which has or is reasonably likely to have, a material adverse effect on the business, assets, operations or financial condition of the TCN Group taken as a whole; or

          (v) if a change occurs after the date hereof which has or is reasonably likely to have, a material adverse effect on the business, assets, operations or financial condition of the TCN Group taken as a whole.

     (c) You may terminate the appointment of any Mandated Lead Arranger or the commitment of any Underwriter hereunder (by written notice to each of the other parties to this Commitment Letter):

          (i) if such Mandated Lead Arranger or Underwriter breaches or indicates its intention to breach any term of the Commitment Documents relating to its obligation to fund its commitments under this Commitment Letter; or

          (ii) if such Mandated Lead Arranger or Underwriter breaches any term of the Commitment Documents (other than as specified in sub-paragraph (i) above) in any material respect and that breach, if capable of remedy is not remedied within 10 business days of the date on which you give notice of such breach; or

          (iii)if the representation given by such Mandated Lead Arranger or Underwriter in paragraph 2(b) of the Fees Letter is incorrect in any material respect; or

          (iv) on or after the close of business in London on the date which is the earlier of the Closing Date and 31 January 2005,

          and upon such termination you shall (save as provided in paragraph 11) and without prejudice to the rights of any other Mandated Lead Arranger or Underwriter against you in respect of any breach of the Commitment Documents prior to such termination) have no further obligations to such Mandated Lead Arranger or Underwriter under the Commitment Documents.

14.  CLASSIFICATION

     The Mandated Lead Arrangers and the Underwriters will treat you for the purposes of their respective appointments under this Commitment Letter, as an intermediate customer within the meaning of and for the purposes of the Financial Services Authority Handbook of Rules and Guidance (the "Handbook"). In addition, you agree that you will, at any time upon the request of the Mandated Lead Arrangers and the Underwriters and in connection with the requirements set out in the Handbook, provide the Mandated Lead Arrangers and the Underwriters within a reasonable period after such request, documentation evidencing the existence, ownership and control of any obligors under the loan documentation in relation to the Financing.

The offer contained in this Commitment Letter shall remain in effect until close of business in London on 2 November 2004 at which time it will expire unless written acceptance of each of the Commitment Documents has been received by each of the Mandated Lead Arrangers (marked for the attention of Andrew Shellard (in the case of Barclays Capital) Louis Kenna in the case of BNP Paribas, Paul Shedel (in the case of Citigroup Global Markets Limited), Marisa Drew (in the case of Credit Suisse First Boston), Guy du ParcBraham (in the case of Deutsche Bank AG London) and Mike Cunningham in the case of Royal Bank of Scotland) from you in accordance with the instructions set out below.

This Commitment Letter may be signed in any number of counterparts, which shall have the same effect as if the signatures on the counterparts were signatures on a single copy of this Commitment Letter.

The provisions of this Commitment Letter supersede all prior oral and/or written understandings and agreements related to the Financing and, together with the other Commitment Documents, shall (until the execution and delivery of the Financing Documentation), comprise the entire agreement (in respect of the matters referred therein) between us.

Please indicate your acceptance of this Commitment Letter by countersigning this Commitment Letter in the space indicated below, whereupon it shall constitute a binding agreement between us, and returning two original copies of such signed counterpart together with two original signed copies of the Fees Letter, one to each of the Mandated Lead Arrangers, marked in each case for the attention of the relevant person specified above.

We look forward to your favourable response to our proposal and to your mandate to us to proceed with this transaction.

Yours faithfully,

THE MANDATED LEAD ARRANGERS
---------------------------


For and on behalf of                    For and on behalf of
BARCLAYS CAPITAL                        BNP PARIBAS

/s/ ANDREW SHELLARD                     /s/ LOUIS KENNA   /s/ PAUL GIBBON


For and on behalf of                    For and on behalf of
CITIGROUP GLOBAL MARKETS                CREDIT SUISSE FIRST BOSTON
LIMITED
                                        /s/ MARISA DREW
/s/ PAUL SHEDEL


For and on behalf of                    For and on behalf of
DEUTSCHE BANK AG LONDON                 ROYAL BANK OF SCOTLAND

/s/ GUY DU PARC BRAHAM                  /s/ KIERAN RYAN

/s/ BRIAN BASSETT



THE UNDERWRITERS
----------------



For and on behalf of                    For and on behalf of
BARCLAYS BANK PLC                       BNP PARIBAS

/s/ ANDREW SHELLARD                     /s/ LOUIS KENNA   /s/ PAUL GIBBON


For and on behalf of                    For and on behalf of
CITIBANK, N.A.                          CREDIT SUISSE FIRST BOSTON

/s/ PAUL SHEDEL                         /s/ MARISA DREW


For and on behalf of                    For and on behalf of
DEUTSCHE BANK AG LONDON                 ROYAL BANK OF SCOTLAND

/s/ GUY DU PARC BRAHAM                  /s/ KIERAN RYAN

/s/ BRIAN BASSETT


We accept and agree the terms of the foregoing letter.


For and on behalf of
TELEWEST COMMUNICATIONS NETWORKS LIMITED

/s/ Neil Smith
------------------------
Name:    NEIL SMITH
Title:   Director
Date:    2 November 2004

                                  ANNEX A

                              INDEMNIFICATION

1. In the event that any of the Mandated Lead Arrangers, the Underwriters or any of their respective affiliates or any of their respective partners, directors, agents, advisers or employees (each a "RELEVANT PERSON") becomes involved in any capacity in any action, proceeding, or investigation brought by or against any person, including without limitation shareholders of Telewest Global, Inc., TCN or any of their respective subsidiaries arising out of, in connection with or as a result of either the commitment or any matter referred to in the Commitment Documents, you agree promptly on request to reimburse the Relevant Person for its reasonable legal and other expenses (including the reasonable cost of any investigation and preparation of any defence) arising out of or incurred in connection therewith. You also agree (provided that in doing so, you and your subsidiaries' respective positions are not materially prejudiced (including by acting contrary to any confidentiality undertaking or so as to prejudice any legal privilege to which they are entitled)) to afford reasonable cooperation to each Relevant Person and to give, so far as you are able to procure the giving of, all such information and render all such assistance to the Relevant Persons as they may reasonably request in connection with any such action, proceeding or investigation and not to take any action which might reasonably be expected to prejudice the position of a Relevant Person in relation to any such action, proceeding or investigation without the consent of the Relevant Person concerned (such consent not to be unreasonably withheld). Notwithstanding the aforesaid, you shall not be liable for any reimbursement or obliged to give any information or render any assistance or be precluded from taking any action pursuant to this paragraph, to the extent that any action, proceeding or investigation arises from the bad faith, gross negligence or wilful misconduct of the Relevant Person in performing the services that are the subject of the Commitment Documents or a breach of such Relevant Person's obligations under the Commitment Documents.

2. You also agree to indemnify and hold harmless each Relevant Person from and against any and all losses, liabilities, claims, damages, and reasonable costs or expenses incurred by such Relevant Person in connection with or as a result of any action, claim, investigation or proceeding commenced in relation to its appointments or commitments or any matter referred to in the Commitment Documents and in particular (without limitation to the generality of the foregoing) arising out of or in relation to or in connection with any untrue statement (or alleged untrue statement) of a material fact contained in any preliminary or final offering materials or information memorandum prepared in connection with the Financing (including, without limitation, any preliminary summary of the Financing prepared by the Mandated Lead Arrangers and approved by you or your professional advisors on your behalf) or any filings with or submissions to any governmental or self regulatory authority or agency or securities exchange, in each case, approved by you or your professional advisers on your behalf, or caused by an omission (or alleged omission) to state therein a material fact necessary to make the statements therein in the light of the circumstances under which they are made, not misleading, except to the extent that any such losses, liabilities, claims, damages, costs or expenses are the result of bad faith, gross negligence or wilful misconduct of the Relevant Person in performing the services that are the subject of the Commitment Documents or a breach of such Relevant Person's obligations under the Commitment Documents.

3. You also agree that the Relevant Persons shall not have any liability including, but not limited to, any direct, indirect, incidental or consequential damages to you or any person asserting claims on your behalf arising out of or in connection with or as a result of performing the services that are the subject of the Commitment
     Documents, except (i) to the extent such liability is the result of bad faith, gross negligence or wilful misconduct of the Relevant Person in performing the services that are the subject of the Commitment Documents or (ii) liability of the Relevant Person to you resulting from a breach of such Relevant Person's obligations under the Commitment Documents.

4.   Each Relevant Person may rely on the terms of this Commitment Letter.

5. No provision of this Commitment Letter shall apply so as to exclude any liability of the Relevant Persons which by the Handbook or other applicable law or regulations cannot be excluded by agreement with you.

                                  ANNEX B

                           ANTI-TYING DISCLOSURE

Citigroup's Global Corporate and Investment Bank ("GCIB") maintains a policy of strict compliance to the anti-tying provisions of the Bank Holding Company Act of 1956, as amended, and the regulations issued by the Federal Reserve Board implementing the anti-tying rules (collectively, the "Anti-tying Rules"). Moreover our credit policies provide that credit must be underwritten in a safe and sound manner and be consistent with Section 23B of the Federal Reserve Act and the requirements of federal law. Consistent with these requirements, and the GCIB's Anti-tying Policy:

o You will not be required to accept any product or service offered by Citibank or any Citigroup affiliate as a condition to the extension of commercial loans or other products or services to you by Citibank or any of its subsidiaries, unless such a condition is permitted under an exception to the Anti-tying Rules.

o The GCIB will not vary the price or other terms of any Citibank product or service based on a condition that you purchase any other product or service from Citibank or any Citigroup affiliate, unless we are authorized to do so under an exception to the Anti-tying Rules.

o The GCIB will not require you to provide property or services to Citibank or any affiliate of Citibank as a condition to the extension of a commercial loan to you by Citibank or any Citibank subsidiary, unless such a requirement is reasonably required to protect the safety and soundness of the loan.

o The GCIB will not require you to refrain from doing business with a competitor of Citigroup or any of its affiliates as a condition to receiving a commercial loan from Citibank or any of its subsidiaries, unless the requirement is reasonably designed to ensure the soundness of the loan.